WELLS FARGO

How to Reach Us

By Phone: Wells Fargo Phone Bankers are available 24 hours a day seven days a week to help answer questions about your Personal Line of Credit Account. Call 1-800-TO-WELLS (1-800-869-3557)
Online: Visit us at www.wellsfargo.com
In Person: Visit your Wells Fargo store banker
TTY/TDD for hearing & speech impaired customers: 1-800-877-4833

Payment Address: will be shown on your billing statement
Address for Irregular Payments: PO Box 93399, Albuquerque, NM 87199-3399
In Case of Billing Errors: Mail letter to P.O. Box 5355, Portland, OR 97208-3356

Personal Line of Credit Agreement

This Agreement explains the terms you agree to follow for your *Wells Fargo*® Personal Line of Credit Account (Account). The enclosed Supplemental Disclosure is also a part of this Agreement. In this Agreement the words "we," "us" and "our" mean Wells Fargo Bank, N.A. "You" and "your" mean everyone who is liable for payment on this Account. Please read the Supplemental Disclosure and this Agreement carefully and keep them in a safe place.

1. **Accepting your Account Agreement.** You accept the terms of this Agreement if you use your Account or fail to notify us to close it within 30 days of our mailing or otherwise delivering the Agreement to you.

2. **Using your Account.** You agree that only you may use your Account and you will use it only for personal, family or household purposes. If you are a joint owner of this Account you understand that you are individually and jointly liable for payment, no matter which of you actually incurred the debt.

3. **Your Credit Limit.** We will establish a Credit Limit for your Account. Your Credit Limit appears on each of your periodic statements. We may change your Credit Limit at any time and for any reason not prohibited by law. Some of the reasons for a change include but are not limited to, changes in your ability to pay, your pattern of payments to us, or your usage behavior. You agree not to exceed the Credit Limit we establish for you. You may not increase your Credit Limit by carrying credit balances. We may, but are not required to, approve Advances that exceed your Credit Limit. If we do so, we will not be obligated to do so in the future.

4. **Our Agreement to Advance Credit.** Advances are transactions that give you access to credit available through your Account. You may obtain Advances while your Account is open and in compliance with the terms of this Agreement. Advances can be made using line of credit checks provided by us, in person at a Wells Fargo branch, with your Wells Fargo ATM card at an ATM, online, by phone and by other means we may make available to you. We may post Advances to your Account in any order we choose. We may place limits on the number and amount of certain Advances within a given time period. We may refuse to post Advances if we believe they are unauthorized, fraudulent, or likely to subject you or us to any loss. We may also refuse to accept requests for Advances if your Account is delinquent, restricted, in violation of this Agreement or otherwise in default. We are not responsible if anyone refuses to accept Advances drawn on this Account as payment from you.

5. **Overdraft Protection Advances.** If we have agreed to link this Account to a Wells Fargo checking account for overdraft protection purposes, we will make an Advance once a day in multiples of $300, up to your available Credit Limit, to cover overdrafts created on the linked checking account. We may do this even if the overdrafts have been created by someone authorized to transact on the checking account who is not obligated to repay this Account. We reserve the right to cancel or suspend the ability to make Overdraft Protection Advances at any time at our sole discretion, for any reason.

6. **Balance Transfer Advances.** We may make offers to you from time to time to transfer balances that you owe others to this Account. Advances made in this manner may be subject to terms in addition to or different from those provided in this Agreement. Those terms will be described in the offer. Unless otherwise stated, all terms of this Agreement will apply to Balance Transfer Advances.

7. **Your promise to pay.** You promise to pay us for any Advances you make or authorize to be made on your Account. You also promise to pay us any Finance Charges and Other Fees and charges due under this Agreement or by law.

8. **Making Payments.**

   a. **Timing.** Your payment is due on the payment due date indicated on your periodic statement. You must allow adequate time for payments to

reach us.

By Mail. Payments received by mail prior to the 5:00 p.m. cut off time in the time zone at the remittance address indicated on your periodic statement will be credited to your Account as of the date received, including weekends and bank holidays. Payments received after the cut off time will be credited as of the next day. Payments must be accompanied by the remittance portion of your statement and mailed in the envelope provided with your statement using ordinary First Class postage.

By Other Payment Methods. Payment received in any other manner, for example, at a branch, by phone, online, or at an ATM, and received prior to the established cut off time, will be credited as of the business day received. Saturdays, Sundays and bank holidays are not business days. Payments made after established cut off times will be credited as of the next business day. Cut off times for payments received other than by mail will vary by payment method. Information about cut off times is available at the time and place you make the payment.

b. **Form of payment.** All payments must be made in US dollars payable to Wells Fargo Bank, N.A. Payments made other than electronically or with cash must be in the form of a personal check, cashiers check or money order capable of being processed through the Federal Reserve System. Any payment submitted to us in the form of a check or other paper document may be converted to an electronic transaction through procedures established by the National Clearing House Association. If this happens, the original check or document that you send us will not be returned, but a copy will be available on request. We may refuse to accept payments drawn on accounts other than those belonging to the owner of this Account. We may limit the amount and number of payments you may make by phone or electronic means. For purposes of determining your available credit, we may, at our discretion, withhold available credit on this Account in the amount of any payment for up to 30 days or until we are reasonably certain that the payment will be honored, whichever is longer. You may not make a payment on this Account using any credit or loan account (including any instrument drawn on such accounts) held with Wells Fargo Bank N.A. or it's affiliates and we may refuse any such payments at our sole discretion. For purposes of calculating Finance Charges, your payment will be credited as of the date received, as described above.

c. **Irregular payments.** We may accept late payments, partial payments, post dated checks, or any form of payment containing a restrictive endorsement without losing any of our rights under this Agreement. Our acceptance of checks or money orders labeled "payment in full" or words to that effect will not constitute an accord and satisfaction nor a waiver of any rights we have to receive full payment. Please note, if you intend to pay your Account in full with an amount less than the total balance owing on your Account, payments must be sent to PO Box 93399, Albuquerque, NM 87199-3399 and not to the payment address on your periodic statement. Please note that such payments will not discharge your full debt.

d. **Pre-authorized electronic payments.** If you provide us with authorization to take your regular monthly payment automatically from a designated deposit account we will do so. This is called a pre-authorized electronic payment. We will take at least the Total Payment Due or a larger amount if you authorize us to, and apply the payment amount to your Account by the Payment Due Date. If sufficient funds are not available in the deposit account to pay the agreed upon amount on the agreed upon date, we may assess a return payment fee and a late payment fee. We may cancel pre-authorized electronic payments if payments are not honored because of insufficient funds in your deposit account or for any other reason. You may cancel pre-authorized electronic payments or make changes to your authorization by visiting your nearest Wells Fargo store banker or by calling 1-800-TO-WELLS (1-800-869-3557).

9. **Minimum Payment on Open Accounts.** You will receive periodic statements from us. The Ending Balance shown on your periodic statement is the total of all unpaid obligations and advance requests we received as of the date of the statement. You must pay the Total Payment Due on or before the Payment Due Date shown on your statement. The Total Payment Due is the greater of $25; or 1/120th of your principal balance as of the periodic statement date, plus the total of all Periodic Finance Charges, insurance, and other fees and charges assessed to your Account during the periodic billing period, plus any amount of your previous Total Payment Due which is past due, plus any amount by which your Ending Balance owed exceeds your Credit Limit. If your Ending Balance is less than $25, you must pay it in full on or before the Payment Due Date. You may pay your Account in full at any time. The Ending Balance on our statement will continue to accrue periodic Finance Charges until the date it is paid, so if you want to pay your balance in full please contact us at 1-800-TO-WELLS (1-800-869-3557) for a payoff amount.

10. **Minimum Payment on Closed Accounts.** If your Account is closed for any reason we have the right to continue to charge the Minimum Payment described above or to increase the Total Payment Due shown on your statement to an amount that will pay off your principal balance over a period of ten years. We will add Periodic Finance Charges, insurance, and other fees to the Total Payment Due, along with any amount of your previous Total Payment Due which is past due, plus any amount by which your Ending Balance owed exceeds your Credit Limit to arrive at the Total Payment Due. We reserve the right to change the minimum payment calculation on open and closed accounts at

any time and for any reason not prohibited by law to insure your Account balance is paid off over a reasonable period of time.

11. **Payment on Accounts In Default.** We have the right to demand payment of your Account in full if your Account is in default of any of the terms of this Agreement.

12. **Finance Charge.** The Finance Charge is the amount you pay as the cost of credit expressed as a dollar amount. The Finance Charge for the billing period includes the Periodic Finance Charge and when applicable, additional Finance Charge Fees, as defined by Federal law. The Periodic Finance Charge is imposed on Advances from the transaction date, which is the date on which credit was extended to you. There is no grace period before Periodic Finance Charges begin to accrue. There is no minimum Finance Charge on this Account. Currently, we do not charge any fees that are included in the Finance Charge.

13. **Standard Variable Rate.** Your Account is a variable rate account. The ANNUAL PERCENTAGE RATE (APR) and corresponding Daily Periodic Rate (DPR) applicable to your Account as the Standard Variable Rate will be determined by adding a margin to the Index. We may change the margin at any time and for any reason not prohibited by law. The APR and corresponding DPR will increase or decrease as a result of an increase or decrease in the Index. The Index is the Prime Rate published in the Money Rates Column of the Wall Street Journal Western Edition (the "WSJ"). A change in the Index will take effect on the first business day following the publication of a new Prime Rate and will apply to new and existing balances. If at any time the WSJ publishes more than one or a range of Prime Rates, we may use the highest one. If the WSJ stops publishing the Prime Rate we reserve the right to choose a new comparable Index. The APR and corresponding DPR and the margin applicable to your Account at the time of opening appear in the Supplemental Disclosure enclosed with this Agreement. The Standard Variable Rate will apply to all balances on your Account unless one of the following situations occurs:

   a. **A Minimum Fixed Floor Rate is triggered.** Your Account has a fixed minimum APR, called a Fixed Floor Rate, which is described in the Supplemental Disclosure accompanying this Agreement. The APR for your Account will never be lower than the Fixed Floor Rate. If the Standard Variable Rate calculation for your Account results in an APR that is lower than your Fixed Floor Rate, you will be charged the Fixed Floor Rate. When the Standard Variable Rate is higher than the Fixed Floor Rate the Standard Variable Rate applies.

   b. **You Incur a Delinquency Rate.** The ANNUAL PERCENTAGE RATE and corresponding DPR in effect for all new and existing balances may increase if, two times within a six month period, you do not make at least the Total Payment Due on your Account on or before the Payment Due Date. The Delinquency Rate will be a fixed APR of 23.99% with a corresponding DPR of 0.06573%. The Delinquency Rate will take effect on the first day of the statement cycle following the second late payment. It will remain in effect until you have made the Total Payment Due on your Account on or before the Payment Due Date for six consecutive months. The APR on your Account will revert to the applicable Standard Variable Rate effective as of the first day of the statement cycle following the sixth month of on time payments or to the Fixed Floor Rate, whichever is higher. We reserve the right, at our discretion, to charge a Delinquency Rate of less than 23.99% APR.

   c. **You have an Introductory or Promotional Rate.** We may from time to time offer you an Introductory Rate or Promotional Rate for all or a portion of the principal balance owing on your Account. If we do so at the time we make the offer, we will tell you what that rate will be, how long it will remain in effect, and the balances to which it applies. Any Introductory or Promotional rate will revert to the applicable Standard Variable Rate at the end of the introductory or promotional period, or to the Fixed Floor Rate or Delinquency Rate described above when triggered.

14. **The Margin.** Information about your margin is described in the Supplemental Disclosure letter provided separately with this Agreement.

15. **Determining the Daily Periodic Rate.** Your Account will be assigned a business day for preparation of your periodic statements (for example, the second business day of the month) and will have 12 billing periods each year. Each successive billing period will begin on the day after the day assigned for periodic statement preparation each month. We will take the Index in effect for each day during your periodic billing period and add the margin. The sum is divided by 365 to determine your Daily Periodic Rate (DPR), which is multiplied by your Daily Balance for each day in the periodic billing period to arrive at your Periodic Finance Charge.

16. **Determining the Daily Balance.** The Daily Balance to which the applicable corresponding DPR is applied is calculated as follows: We will start with the first day in the periodic billing period and take the balance you owe at the beginning of each day and subtract payments and credits posted that day. We will then add any new Advances, fees and charges transacted that day. We then subtract any unpaid Periodic Finance Charges, Late Charges, and other fees to determine the Daily Balance on which the corresponding DPR is assessed. If there is an Introductory or promotional balance on your Account, this balance is calculated separately using the same method and the corresponding DPR is applied in the same way.

17. **Calculating your Periodic Finance Charge.** To calculate your Periodic Finance Charge, we multiply your DPR by your Daily Balance for each day in the periodic billing period. We then add the total for each day in the periodic billing period to arrive at your Periodic Finance Charge.

18. **Fees and Other Charges.** In addition to the Finance Charge, the following Fees/Charges will be added to your Account. We may change these fees at any time and for any reason not prohibited by law.

    a. **Annual Membership Fee.** We will assess an Annual Membership Fee on your first statement cycle and each subsequent year the Account is open, whether or not you use your Account. This fee will appear on the periodic statement prepared as of your Account Anniversary Month. This fee is not refundable unless you notify us of your intent to close your Account within 30 days of receiving the periodic statement that first identifies this fee. Currently this fee is $25.

    b. **Late Charge.** We will add a late charge of $39 if your Minimum Payment Due is not received by the Payment Due Date shown on your periodic statement.

    c. **Return Payment Fee.** We will add a return payment fee of $39 if you make a payment with a check, or by any other method, which is not honored for any reason.

    d. **Over Limit Fee.** We will add an Over Limit Fee of $39 if, at any time during a billing cycle, your actual daily balance exceeds your Credit Limit even if this occurs as a result of fees or Finance Charges that are added to the Account.

    e. **Returned Check Fee.** We will add a Returned Check Fee of $29 if you use a Line of Credit check which is not honored by us for any reason.

    f. **Stop Payment Fee.** We will add a Stop Payment Fee of $29 if you notify us to stop payment on any check drawn on this Account.

    g. **Collection Costs and Attorneys' Fees.** You must pay our collection costs, reasonable attorneys' fees, and other expenses of enforcing our rights under the terms and conditions of this Agreement, subject to applicable law.

19. **Reevaluation of your credit worthiness.** We may examine and evaluate your credit worthiness and your ability to honor your obligations under this Agreement at any time. In doing so we may use any source of information legally available to us as a creditor. We may ask you for relevant additional or updated information and you agree to provide us with this information. We may use information we already have about you. We may obtain information from a consumer reporting agency or other third party. We may contact your employer to verify income. The above are examples of, not limitations to, the type of information we may obtain and use in making decisions regarding your Account.

20. **Change in Terms of your Account.** We may add or change any terms of this Agreement at any time, including but not limited to the minimum payment due, APR, credit limit, and fees. Changes may apply to existing as well as new balances. When required by law, we will provide you with a change in terms notice. If required by law we will permit you to reject certain changes in terms by providing us with an opt-out notice. By opting out, your Account will be closed to new Advances and you will be permitted to repay any existing balance under the terms of the existing Agreement.

21. **Closure of your Account.** You may close your Account at any time by visiting your local Wells Fargo branch or by calling 1-800-TO-WELLS (1-800-869-3557). We may close your Account at any time without prior notice to you except where it is required by law. We may close inactive accounts, defined as those on which no Advances or Payments have posted for at least a 12 month period, without notice. If your Account is closed you will continue to be responsible for payment of the full balance plus Finance Charges and other fees. You agree to abide by the terms of this Agreement applicable to closed accounts until your balance is paid in full.

22. **Notices.** We will notify you of any action taken on your Account or any change in terms or conditions as required by law or this Agreement. Where advance notice of a change in terms is required, you agree that 30 days advance notice is adequate and that the 30 days will begin on the date the notice of change in terms is mailed. When notice is not required by law, we may take any action and exercise any of our rights under this Agreement without notice or demand.

23. **Default.** If you fail to comply with any of the terms or conditions of this Agreement, you will be in default. Unless prohibited by law, you will also be considered to be in default upon your death, bankruptcy, or insolvency; if a bankruptcy petition is filed by or against you; if you fail to make payments on any other loans or violate the terms of any other Agreement with us or any of our Affiliates; if you made any misrepresentations on your Account application; or if we believe in good faith that the prospect of your payment or performance of your obligations under this Agreement is impaired. If you are in default, we can refuse to honor any other Advance request drawn on your Account, close your Account, require payment of the entire balance of your Account immediately without notice unless otherwise required by law, and pursue any other legal rights and remedies permitted by law.

24. **Sharing Information.** You agree that we may provide your name, address, and other identifying information, together with our transactional and experiential information about you and your accounts with us, to credit reporting agencies and

others for business purposes consistent with our policies. Please refer to our separate brochure entitled "*Wells Fargo Privacy Policy*" for more information on our policies regarding use and sharing of information.

25. **Lost or Stolen Checks.** If any of your checks are ever lost or stolen, you must notify us immediately at 1-800-TO-WELLS (1-800-869-3557), and if so requested, confirm this information in writing.

26. **Stop Payment on Checks.** You must call us promptly at 1-800-TO-WELLS (1-800-869-3557) with an oral stop payment request. Any stop payment request we receive will remain in effect for 6 months. Unless you renew the stop payment request in writing before the end of the 6-month period, we may pay checks more than 6 months old. There may be circumstances under which a check must be paid, even if we have received a stop payment request from you. We will not be liable to you if we do not honor your stop payment request under those circumstances. If it is determined that a check should have been paid, but was not, we will not be liable for any consequential, punitive or incidental damages if we acted in good faith. Our only obligation under those circumstances will be to pay the designated payee the amount of the check and cancel any charges assessed against your Account as a result of any wrongful failure to honor the check.

27. **Unauthorized Transactions with *Wells Fargo* ATM & Check Card.** Notify us at once if you believe your Card, your Card number or your Personal Identification Number (PIN) is lost or stolen, or if someone accessed or may access money in your Account without your permission. Telephoning us at 1-800-TO-WELLS (1-800-869-3557) or the number listed on your periodic statement is the best way of reducing your loss. For complete details regarding your liability for unauthorized transactions, including the *WellsProtect*® program, please refer to your *Wells Fargo*® Consumer Account Agreement.

28. **Right of Offset.** The performance of your obligations under the terms and conditions of this Agreement may be secured by a right of offset arising by operation of law upon any funds you may have on deposit with us at the time any payments are due. If you do not make payments on your Account as agreed, we may exercise any legal right to apply your funds on deposit to any obligation outstanding under this Agreement.

29. **Change of Name, Address, Phone Number or E-Mail Address.** You must notify us immediately of any change in your name, residence, mailing address, phone number, including any wireless telephone number(s) at which you agree to be contacted, and, if you provide it to us, your e-mail address. We may rely on the accuracy of the information you provide us with and we may, but are not obligated to, use any source available to us to update and validate this information. California Residents: We may also obtain information at any time from the California Department of Motor Vehicles. You agree to waive the address confidentiality requirements section of the California Vehicle Code (Section 1808.21).

30. **Important Notice to our customers who contact us or who we contact by phone.** To ensure that your inquiries are handled promptly, courteously, and accurately, some of the telephone calls between you and us or any of our Affiliates may be monitored and recorded by us and our Affiliates.

31. **Important Notice to our customers regarding contacts.** You agree, in order for us to service the Account or to collect any amounts you owe, we may from time to time make calls, and/or send text messages to you at any telephone number(s) associated with your Account, including wireless telephone numbers that could result in charges to you. The manner in which these calls or text messages are made to you may include, but is not limited to, the use of prerecorded/ artificial voice messages and/or an automatic dialing device. You further agree that in order for us to service the Account or to collect any amounts you owe, we may send e-mails to you at any e-mail address you provide to us.

32. **Separation of Unlawful Provisions.** If any provision of this Agreement is determined to be unlawful, the rest of the Agreement will stand and the unlawful provision will be deemed amended to conform to law.

33. **Enforcement of Rights.** We may waive or delay enforcing any of our rights under this Agreement without losing them. We may waive or delay enforcing any of our rights as to one person under this Agreement without affecting the obligation of any other person. If this is a joint Account, a default by one of you will be a default by all of you. A court decree for divorce or separation or a non-court mutual agreement does not affect our ability to enforce this Agreement or collect the outstanding Account balance against all jointly liable parties if we were not a party to the decree or agreement.

34. **Governing Law.** Regardless of where you may live or use the Account, this Agreement shall be governed by and interpreted in accordance with federal law and the laws of the State of South Dakota.

DISPUTE RESOLUTION PROGRAM: ARBITRATION AGREEMENT

a. **Non-Judicial Resolution of Disputes.** If you have a dispute with us, and you are not able to resolve the dispute informally, you and we agree that any dispute, regardless of when it arose, shall be resolved by the following arbitration process. You understand and agree that each party is waiving the right to a jury trial or a trial before a judge in a public court. As an exception to this Arbitration Agreement, you retain the right to pursue in small claims court any dispute that is

within that court's jurisdiction.

b. **Disputes.** A dispute is any unresolved disagreement between the Parties. It includes any dispute relating in any way to the Agreement or related services or matters described in this Agreement; to your use of any of our banking locations or facilities; or to any means you may use to access us. It includes claims based on broken promises or contracts, torts (injuries caused by negligent or intentional conduct) or other wrongful actions. It also includes statutory, common law and equitable claims. A dispute also includes any disagreement about the meaning of this Arbitration Agreement, and whether a disagreement is a "dispute" subject to binding arbitration as provided for in this Arbitration Agreement.

c. **Binding Arbitration.** Binding arbitration is a means of having an independent third party resolve a dispute without using the court system, judges or juries. Either Party may require the submission of a dispute to binding arbitration at any reasonable time notwithstanding that a lawsuit or other proceeding has commenced. If either Party fails to submit to binding arbitration following a lawful demand, the one who fails to so submit bears all costs and expenses incurred by the other compelling arbitration. Neither Party shall be entitled to join or consolidate disputes by or against others in any arbitration, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity. Each arbitration including the selection of the arbitrator(s), shall be administered by the American Arbitration Association ("AAA"), according to the Commercial Arbitration Rules and the Supplemental Procedures for Consumer Related Disputes ("AAA Rules"). To the extent that there is any variance between the AAA Rules and this Arbitration Provision this Arbitration Provision shall control. Arbitrator(s) must be members of the state bar where the arbitration is held, with expertise in the substantive laws applicable to the subject matter of the dispute. The Parties agree that in this relationship: (1) The Parties are participating in transactions involving interstate commerce; and (2) Each arbitration is governed by the provisions of the Federal Arbitration Act (Title 9 of the United States Code), and, to the extent any provision of that Act is inapplicable, unenforceable or invalid, the laws of the state that govern the relationship between the Parties about which the dispute arose. To find out how to initiate arbitration, the Parties may call any office of the AAA.

d. **Rights Preserved.** This Arbitration Provision and the exercise of any of the rights the Parties have under this Arbitration Provision does not stop either Party from exercising any lawful rights to use other remedies available to preserve, foreclose or obtain possession of real or personal property; exercise self-help remedies, including setoff and repossession rights; or obtain provisional or ancillary remedies such as injunctive relief, attachment, garnishment or the appointment of a receiver by a court having jurisdiction.

e. **Miscellaneous.** The Parties agree to take all steps and execute all documents necessary for the implementation of arbitration proceedings. The arbitrator may hear and rule on appropriate dispositive motions as part of the arbitration proceedings, such as motions for judgments on the pleadings, summary judgment or partial summary judgment. The AAA, the arbitrators, and the parties must, to the extent feasible, take any necessary action to assure that an arbitration proceeding, as described in this Arbitration Provision is completed within 180 days of filing the dispute with the AAA. These parties must not disclose the existence, content or results of the arbitration, except for disclosures of information required in the ordinary course of business or permitted by applicable law or regulation. This provision shall be liberally construed in order to ensure the enforcement of this Arbitration Provision. Arbitration proceedings are conducted in the state in which you reside when you applied for the Line of Credit Account or at a location determined by the AAA. All statutes of limitations applicable to any dispute apply to any arbitration between the parties. This Arbitration Provision shall survive termination, amendment or expiration of the agreement or any other relationship between the parties. This Arbitration Provision constitutes the entire agreement between the Parties and supersedes all prior arrangements and other communications concerning dispute resolution. If more than one arbitration provision entered into by the Parties is potentially applicable to the dispute, the one most directly related to the Account or transaction that is the subject of the dispute shall control.

f. **Fees and Expenses of Arbitration.** You must pay the applicable AAA filing fee when you submit a written request for arbitration to the AAA. The AAA's filing fee and administrative expenses for an arbitration on documents alone without oral hearing will be allocated according to AAA Rules, except that for claims of less than $1,000, you will only be obligated to pay a filing fee of $15 and we will pay all of the AAA's other costs and fees. At your written request, we will temporarily advance up to $500 towards the filing, administrative and/or hearing fees for any dispute in excess of $1,000 which you may have filed against us, after you have paid an amount equivalent to the fee, if any, for filing a claim for such a dispute in state or federal court (whichever is less) in the judicial district in which you reside. However, if you elect an in-person arbitration process, you must pay your share of the higher administrative fee and the additional costs for this process. At the conclusion of the arbitration, the arbitrator will decide who will ultimately be responsible for paying the filing, administrative and/or hearing fees in connection with the arbitration including, but not limited to, those costs and fees paid by us on your behalf. Unless inconsistent with applicable law, each Party shall bear the expense of that Party's own attorneys', experts' and witness fees, regardless of which Party prevails in the arbitration.

g. **California Residents Only:** If you are a California resident, this Arbitration Agreement shall apply only to disputes in which you seek to recover an amount of

money, not including attorney fees and costs that exceed the jurisdictional dollar limits of the Small Claims Court.

YOUR BILLING RIGHTS

Keep this Notice for future use.

This notice contains important information about your rights and our responsibilities under the Fair Credit Billing Act.

Notify us in case of errors or questions about your Bill.

If you think your bill is wrong, or if you need more information about a transaction on your bill, you must write to us as soon as possible and on a separate sheet of paper at P.O. Box 3356, Portland, Oregon 97208-3356. We must hear from you no later than 60 days after we sent you the first bill on which the error or problem appeared. You can telephone us at 1-800-TO-WELLS (1-800-869-3357), but doing so will not preserve your legal rights under the Fair Credit Billing Act.

In the letter, please include the following information:

- Your name, address and Account number
- The dollar amount of the suspected error
- The date the transaction occurred, if possible
- Describe the error and explain why you believe there is an error

If you have authorized us to pay your bill automatically from your savings or checking account, you can stop the payment on any amount you think is wrong. To stop the payment your letter must reach us three business days before the automatic payment is scheduled to occur.

Your Rights and our Responsibilities after we receive your Written Notice

We must acknowledge your letter within 30 days, unless we have corrected the error by then. Within 90 days, we must either correct the error or explain why we believe the statement was correct.

After we receive your letter, we cannot try to collect any amount you question, or report you as delinquent. We can continue to bill you for the amount you question including Finance Charges, and we can apply any unpaid amount against your Credit Limit. You do not have to pay any questioned amount while we are investigating, but you are still obligated to pay the parts of your bill that are not in question.

If we find that we made a mistake on your bill, you will not have to pay any Finance Charges related to the questioned amount. If we did not make a mistake, you will have to pay Finance Charges, and you will have to make up any missed payments on the questioned amount. In either case, we will inform you of the amount you owe and the date that it is due.

If you fail to pay the amount that we think you owe, we may report you as delinquent. However, if our explanation does not satisfy you and you write to us within 10 days, telling us that you still refuse to pay, we must tell anyone we report you to that you have a question about your bill. And, we must tell you the name of anyone we reported you to. We must tell anyone we report you to that the matter has been settled between us when it finally is.

If we don't follow these rules we cannot collect the first $50 of the questioned amount, even if your bill was correct.

Special rules for credit card purchases do not apply to any Advances under this Account.

Member FDIC.

PCM2677 (2-09 120997)